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                                                                     EXHIBIT 12

 DELTA AIR LINES, INC.
 STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions except ratio)


                                                              ----------------------------------------------
                                                                1991     1992      1993     1994       1995
                                                                ----     ----      ----     ----       ----
 Earnings (before cumulative effect of accounting changes):
             Net income (loss)                                $ (324)  $ (506)   $ (415)  $ (409)    $  294

 Add (deduct):
             Income tax (credit) provision                      (163)    (271)     (236)    (251)       200
             Fixed charges                                       402      569       616      689        665
             Interest capitalized                                (65)     (70)      (62)     (33)       (30)
             Interest offset on
               Guaranteed Serial
               ESOP Notes                                        (16)     (15)      (15)     (14)        (4)
                                                              ----------------------------------------------
 Earnings (loss) as adjusted                                  $ (166)  $ (293)   $ (113)  $  (17)    $1,125
                                                              ==============================================
 Fixed charges:

             Interest expense                                 $  162   $  221    $  239   $  304     $  292
             1/3 of rentals                                      224      333       362      371        369
             Additional interest on
               Guaranteed Serial
               ESOP Notes                                         16       15        15       14          4
                                                              ----------------------------------------------
 Total fixed charges                                          $  402   $  569    $  616   $  689     $  665
                                                              ==============================================

 Ratio of earnings to fixed charges                                -        -         -        -       1.69


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Earnings for the fiscal years ended June 30, 1991, 1992, 1993 and 1994 were inadequate to cover fixed charges. Additional earnings of $568 million for the fiscal year ended June 30, 1991, of $862 million for the fiscal year ended June 30, 1992, of $729 million for the fiscal year ended June 30, 1993 and of $706 million for the fiscal year ended June 30, 1994, would have been necessary to bring the ratio to 1.0.